MANAGEMENT ENERGY, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this "**Agreement**"), dated as of April 1, 2010 but effective as of March 1, 2010 (the "**Effective Date**"), is made by and between Wilkes Lane Capital LLC, a Delaware limited liability company ("**Consultant**") and Management Energy, Inc., a Nevada corporation (the "**Company**").

WHEREAS, the Company desires to engage Consultant to provide certain services subject to the terms and conditions of this Agreement, and Consultant desires to accept such engagement subject to the terms and conditions of this Agreement; and

WHEREAS, the Company and Consultant desire to enter into this Agreement to document the terms under which Consultant will provide such services.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. **TERMS OF ENGAGEMENT.**

1.1 Engagement; Services.

(a) During the Term (as defined below), and subject to the terms and conditions of this Agreement, the Company hereby engages Consultant to provide the Company with the following services (the "**Services**"):

(i) Develop an overall business strategy for the Company's business;

(ii) Identify and assess the merits of the Company's business opportunities;

(iii) Recommend and manage providers of professional services (e.g., lawyers, accountants, technical consultants, etc.) (for the sake of clarity, however, Consultant shall not be liable for the costs and expenses of any such service providers); and

(iv) Such other services as may be mutually agreed upon by the parties.

(b) In connection with the performance of the Services, Consultant shall deliver the following deliverables (the "**Deliverables**"):

(i) Consultant shall deliver a written status report on the 3rd business day after the date of execution hereof (the "**March Deliverable**") and April 30, 2010 (the "**April Deliverable**") summarizing the Services performed by Consultant up to the date (from and after the date of the last such report, if any).

(ii) On or before May 31, 2010, Consultant shall deliver to the Company a written report summarizing the proposed business strategy for the Company's business and the Consultant's findings regarding the Company's business opportunities.

The parties acknowledge and agree that Consultant is not making any representations, warranties or guaranties regarding the Deliverables, including, without limitation, with respect to the efficacy of the proposed business strategy or the accuracy or completeness of Consultant's findings, except that Consultant shall prepare the Deliverables in good faith. The decision whether to adopt the proposed business strategy or take actions or omit to take actions based on the Deliverables shall be made in the sole and absolute discretion of the Company (including its stockholders or Board of Directors, as applicable).

(c) Consultant shall use reasonable efforts to complete the Deliverables to the Company's reasonable satisfaction and shall modify the Deliverables if the Company reasonably requests that Consultant include additional details or otherwise supplement the Deliverables; provided, however, Consultant shall be permitted to identify in the Deliverables the person(s) who requested any such modification. The Company acknowledges it is not required to take any actions or omit to take any actions based on the Deliverables and, therefore, alternative strategies or findings can be prepared by (or on behalf of) the Company, at its sole cost and expense. Notwithstanding anything to the contrary in this Agreement, Consultant shall not be required to make any modifications to the Deliverables at any time after fifteen (15) calendar days after the Term.

(d) Consultant acknowledges and agrees that (i) Consultant will not have any right, title or interest to the Deliverables created in connection with its performance of the Services hereunder and (ii) the Company shall hold all rights, title and interest to such Deliverables. The Company, however, shall not (and shall cause its stockholders, directors, officers, employees, contractors and agents or representatives ("**Representatives**") to not) identify Consultant as the author of such Deliverables, except to Representatives who have a need to know, unless Consultant provides prior written consent (in its sole and absolute discretion), except as permitted by the express provisions of **Section 7**.

1.2 Access to Information. Subject to the non-disclosure restrictions set forth herein, during the Term, the Company shall afford Consultant and its Representatives reasonable access to the Company's offices, properties, plants and other facilities, books and records and to the Representatives of the Company, as well as to such other information or materials as may be reasonably requested by Consultant in connection with its performance of the Services. In addition, the Company shall use reasonable efforts to cause its Representatives to reasonably cooperate with Consultant in connection with the foregoing.

1.3 Consultant Obligations. In connection with its performance of the Services:

(a) Consultant shall use its independent judgment consistent with its training, skill, and experience;

(b) Consultant shall use its best efforts in the performance of the Services;

(c) Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with, or that would hinder Consultant's performance of its obligations under this Agreement; and

(d) Consultant shall travel to the Company's offices or such other locations as may be reasonably requested by the Company (or determined to be advisable by Consultant) in connection with the performance of the Services.

The parties acknowledge and agree that Consultant is not making any representations, warranties or covenants regarding the performance of the Services, except those expressly set forth in this **Section 1.3** and in **Section 1.4**.

1.4 Time Commitment. Consultant shall not be required to devote any particular hours or specified period of time to the performance of the Services during the Term. Consultant, however, shall use its best efforts to meet any project deadlines set forth in **Section 1.1(b)**. Furthermore, Consultant shall be reasonably available to communicate with Company personnel regarding the Services.

1.5 Independent Contractor Status. It is understood and agreed that Consultant will provide the Services as an independent contractor and that Consultant will not be considered an employee of the Company within the meaning or application of any federal, state or local laws or regulations. Therefore, Consultant acknowledges and agrees that:

(a) Consultant (as a self-employed individual) shall be solely responsible for filing all tax returns and for the payment of all taxes required, when due, with respect to any and all compensation paid by the Company under this Agreement. The Company will neither pay nor withhold any employment taxes with respect to the compensation it pays Consultant. Rather, the Company will report the amounts it pays Consultant on IRS Forms 1099 to the extent it is required to do so under applicable Internal Revenue Code provisions. The Company shall also not be responsible for withholding or paying any social security contributions on behalf of Consultant and all withholdings and contributions shall be the responsibility of Consultant.

(b) The Company will not provide any workers' compensation, unemployment or other insurance to Consultant.

(c) Under no circumstances whatsoever shall Consultant hold itself out to be a director, officer or employee of the Company or the Company's affiliates or bind or attempt to bind the Company or the Company's affiliates or incur any liability on behalf of the Company or the Company's affiliates, except as expressly permitted under this Agreement or as instructed by the Company in writing.

2. REPRESENTATIONS AND WARRANTIES AND COVENANTS.

2.1 Each party represents and warrants to the other party that all corporate (or similar) action required to be taken by such party (including obtaining any required approvals from its board of directors, managers, stockholders or members) in order to authorize such party to enter into and perform this Agreement has been taken. This Agreement, when executed and delivered by such party, shall constitute valid and legally binding obligation of such party, enforceable against such party in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.2 The Company represents and warrants that (i) the shares of Common Stock (the "**Warrant Shares**") issuable upon exercise of the Warrant (as defined below), when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer and (ii) such shares will be issued in compliance with all applicable U.S. federal and state securities laws.

2.3 Each party shall comply with all applicable laws and professional standards, as applicable, in the performance of this Agreement.

3. **TERM; TERMINATION.**

3.1 Term. Subject to the terms and conditions of this Agreement, Consultant has provided and will provide the Services to the Company during the period beginning on the Effective Date and ending three (3) months after the Effective Date (the "**Term**").

3.2 Termination. Notwithstanding **Section 3.1**, the Term and this Agreement shall be terminated upon the occurrence of any of the following:

(a) The mutual agreement of the parties; or

(b) One party's failure to cure its breach of this Agreement within fifteen (15) days after the non-breaching party delivers written notice to the breaching party of the nature of the breach and its intent to terminate this Agreement if such breach is not timely cured; provided, however, the cure period with respect to the Company's payment obligations hereunder (including reimbursements) shall be five (5) days.

3.3 Effect of Termination.

(a) The termination of this Agreement and the Term (including upon the expiration of the Term) shall not terminate the parties obligations under **Sections 2**, **3.3(b)**, **4 - 9**.

(b) Upon the early termination of this Agreement and the Term for any reason, Consultant shall be immediately entitled to the entire compensation and reimbursements payable under **Section 4** through the date of such termination. Upon the expiration of this Agreement and the Term, Consultant shall be immediately entitled to the entire compensation and reimbursements payable under **Section 4** through the end of the Term.

(c) Upon termination of this Agreement and the Term (including upon the expiration of the Term) for any or no reason, Consultant shall immediately surrender and deliver to the Company any and all property of the Company and the Company's affiliates in the possession or control of Consultant.

4. **COMPENSATION.**

4.1 Compensation.

(a) In consideration of its performance of the Services, the Company shall pay Consultant $50,000 per month during the Term (the "**Monthly Payments**"), which Monthly Payments shall be due and payable as follows: (1) the initial

Monthly Payment for the month of March, 2010 shall be due and payable on the date hereof; (2) the Monthly Payment for the month of April, 2010 shall be due and payable on the day after Consultant delivers the March Deliverable; and (3) the Monthly Payment for the month of May, 2010 shall be due and payable on the day after Consultant delivers the April Deliverable.

(b) The payments under this **Section 4.1** (and any other payments due to Consultant hereunder, including reimbursements) shall be made by check delivered to Consultant's address set forth in **Section 9.2** hereof (or such other address designated by Consultant) or wire transfer of immediately available funds to an account designated by Consultant, at the election of Consultant. Under no circumstances shall the Company be permitted to withhold payments or reimbursements due to Consultant hereunder unless and until Consultant fails to deliver a Deliverable within the applicable cure period after the Company has delivered a notice of breach based on the failure to timely deliver a Deliverable.

4.2 Equity. In addition to the Monthly Payments, in consideration of its performance of the Services, simultaneously with the execution and delivery of this Agreement, the Company shall issue to Consultant the Warrant attached hereto as **Exhibit A** (the "**Warrant**") pursuant to which Warrant Consultant shall have warrants to purchase 8,000,000 shares of the Company's Common Stock at an exercise price of $0.28 per share (the "**Exercise Price**"). The Warrant Shares shall vest according to the following schedule: (1) 25% on the date hereof; (2) 25% on the 3rd business day after the execution hereof; (3) 25% on April 30, 2010; and (4) 25% on May 31, 2010. The Exercise Price is based on the volume weighted average price of all stock trades from March 29, 2010 through March 31, 2010 as reported on the national securities exchange or electronic quotation system on which such Common Stock is exchanged. The Warrant Shares shall be exercisable at any time and from time to time after they vest until the date five (5) years after the date hereof. In addition, (i) upon exercise of the Warrant Shares and payment of the applicable Exercise Price, the Company shall deliver the number of Warrant Shares for which the Warrant has been exercised and a stock certificate evidencing such shares, and (ii) at any time after six (6) months after the date hereof, Consultant shall be entitled to demand registration of the Warrant Shares in accordance with the provisions of the Warrant.

4.3 Expense Reimbursement. The Company shall reimburse Consultant for all reasonable out-of-pocket costs and expenses incurred by Consultant in connection with the performance of the Services (including for Services performed after the expiration of the Term in connection with modifying the Deliverables at the request of the Company), including, without limitation, travel expenses (but excluding any compensation paid by Consultant to its employees and contractors), provided that Consultant shall obtain prior written approval for expenses anticipated by Consultant to be in excess of $1,500. All requests for reimbursement must be accompanied by an invoice detailing such expenses. Such invoices and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company's right to claim tax deductions for such expenses. Reimbursements shall be due and payable to Consultant no later than five (5) days after Consultant provides the invoice requesting reimbursement.

4.4 No Benefits. Consultant acknowledges agrees (on behalf of itself and its employees, contractors and agents, if any) that neither Consultant nor any of its employees, contractors and agents, if any, are entitled to participate in any of the employee benefit

plans or programs of the Company or the Company's affiliates (whether now or hereafter maintained for their employees and other eligible participants).

5. **NON-DISCLOSURE.**

5.1 Each party (the "**Recipient**") receiving Confidential Information (as defined below) of the other party (the "**Provider**") agrees (i) to maintain all Confidential Information in strict confidence and not to distribute, divulge, reveal, report, publish, copy, transfer, disclose or disseminate or to allow the Confidential Information to be distributed, divulged, revealed, reported upon, published, copied, transferred, disclosed or disseminated, to any third party (except as expressly provided otherwise herein), (ii) that the Confidential Information will at all times remain the exclusive property of the Provider and that nothing in this Agreement shall, by express grant, implication, estoppel or otherwise, create in the Recipient, any right, title, interest, or license in or to any of the Confidential Information or to any of the inventions, patents, technical data, computer software, software documentation or other intellectual property of the Provider, (iii) not to use the Confidential Information for any purpose other than to perform its obligations under this Agreement (the "**Permitted Purpose**"), and (iv) to use at least the same level of care and discretion with respect to the confidential treatment of the Confidential Information as the Recipient uses with respect to similar confidential or proprietary information of its own, and in any event not less than reasonable care, to avoid unauthorized disclosure, publication, dissemination or use of Confidential Information received hereunder. "**Confidential Information**" means all confidential data and information, of any nature, whether in oral, visual or written form, in each case, regarding the business operations, objectives, strategies, prospects, plans, financial condition, assets and liabilities, policies and procedures and affairs of the Provider, which may include, but shall not be limited to, data and information with respect to the Provider's business operations, computer software, computer technology, customer and/or supplier information, marketing and development operations, and other proprietary data; provided, however, that the term "**Confidential Information**" shall also include the existence and terms of this Agreement, the fact that Confidential Information has been or may be exchanged between the parties, and, with respect to the Company in its capacity as a Recipient of such information, the fact that Consultant is the author of the Deliverables (except to the extent that such information may be disclosed pursuant to the express provisions of **Section 7**); provided further, however, that the term "**Confidential Information**" will not include information that (i) is now or subsequently becomes generally available to the public through no wrongful act of, or breach of this Agreement by, the Recipient, (ii) is already lawfully in the possession of the Recipient without any obligation of confidentiality at the time of receipt from the Provider, (iii) is independently created by the Recipient without direct or indirect use of the Confidential Information, or (iv) is rightfully received, free of confidentiality restrictions, by the Recipient from a third party.

5.2 The Recipient may disclose any of the Confidential Information (i) to such of its Representatives on a need-to-know basis in connection with the Permitted Purpose, provided that, the Recipient hereby agrees to take all necessary steps to ensure that the terms of this Agreement are not violated by such person(s) and the Recipient hereby agrees to be responsible for and to indemnify the Provider for any breach of this Agreement by any such person(s), (ii) to a third party where the Provider has consented in advance in writing to such disclosure, and (iii) to the extent required by law or by the final non-appealable determination of any judicial, legislative, administrative or other governmental body of competent jurisdiction ("**Legal Requirement**"); provided,

however, that should it become necessary for the Recipient to disclose the Confidential Information to a third party as a result of any such Legal Requirement, the Recipient shall be permitted to disclose such Confidential Information only to the extent required by such Legal Requirement, and, unless otherwise required by such Legal Requirement, such disclosure shall only be made by the Recipient after providing Provider with at least five (5) business days prior written notification of the requirement for such disclosure, together with copies of the material proposed to be disclosed; provided further, however, that the Recipient agrees, at sole cost and expense of Provider, to use reasonable efforts on its own and to cooperate with the Provider to, obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded any Confidential Information which is disclosed pursuant to this subclause (iii).

5.3 The obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Recipient in this Agreement and any obligations to provide notice under this Agreement will survive the termination of this Agreement and will continue for a period of two (2) years from the end of the Term.

6. **COMPETITIVE ACTIVITIES.** The Company acknowledges and agrees that (i) nothing in this Agreement shall prohibit (or otherwise restrict) Consultant from conducting any business or activity whatsoever, including businesses or activities that could be deemed to be directly or indirectly competitive with the Company, and Consultant shall not be accountable to the Company in any manner whatsoever for conducting any such business or activity.

7. **PUBLIC ANNOUNCEMENTS.** The Company shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement or its relationship with Consultant without the prior written consent of Consultant; provided, however, that nothing herein (including the non-disclosure restrictions set forth herein) shall prohibit the Company from filing any public securities filings to the extent that the Company reasonably determines that such action is required by applicable securities law, in which case the Company shall allow the Consultant reasonable time to comment on such public securities filing in advance of its filing (and the Company shall reasonably cooperate with Consultant regarding such comments, including by eliminating any exhibits to the filing to the extent not required by applicable securities law and/or redacting portions of any such exhibits to the extent permitted by applicable securities laws)

8. **INDEMNIFICATION; LIMITATION ON LIABILITY.** The Company shall indemnify, defend and hold harmless Consultant from and against all Losses (as defined below) incurred by Consultant in connection with this Agreement, except to the extent such Losses are caused by Consultant's fraud, willful misconduct or gross negligence. The Consultant shall indemnify, defend and hold harmless the Company from and against only such Losses incurred by the Company as a result of Consultant's material breach of this Agreement which is not timely cured in accordance with the applicable cure provisions. The Company acknowledges and agrees that under no circumstances shall Consultant's liability to indemnify any person(s) for Losses relating to this Agreement exceed in the aggregate the cash amounts actually paid to Consultant as compensation pursuant to **Section 4.1**. "**Losses**" means any losses, liabilities, debts, obligations, judgments, claims, deficiencies, demands, actions, orders, assessments, damages, dues, penalties, fines, amounts paid in settlement, and out-of-pocket costs and expenses (including reasonable attorneys' and accountants' fees), whether or not involving a third party claim.

9. **MISCELLANEOUS.**

9.1 No Partnership, Joint Venture or Employment. Nothing contained herein shall be deemed or construed by the parties hereto or by any third person to create the relationship of partnership, joint venture or employment. At all times, Consultant shall be deemed an independent contractor of the Company under the terms of this Agreement.

9.2 Notice. Any notices, requests, demands, consents or other communications required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly given (a) on the date delivered by hand; (b) on the date sent if transmitted by facsimile with confirmation of transmission; (c) one business day after it is sent if delivered by Federal Express or other express overnight delivery service; or (d) two business days after it is sent by registered or certified mail, return receipt requested, posted prepaid, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

If to Consultant:

10 East Baltimore Street
Suite 1403
Baltimore, MD 21202
Attn.: Dan Reck and Felix Dawson

If to the Company:

[____]30950 Rancho Viejo Road suite 120
San Juan Capistrano, CA 92675

9.3 No Assignment. Neither the Company nor Consultant shall be permitted to assign this Agreement or any rights or duties hereunder without the prior written consent of the other party.

9.4 Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law provisions.

9.5 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties relating to the subject matter of such agreements and supersedes all prior discussions or representations between us, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Company and Consultant.

9.6 Severability. If one or more provisions of this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect and such provision shall be replaced with an enforceable provision closest in intent and economic effect as the severed provision.

9.7 Waiver of Breach. The waiver by a party of any breach, or the failure to enforce any term or condition of this Agreement at any time, shall not effect, limit or waive the such party's right to enforce and compel strict compliance with every term and condition of this Agreement.

9.8 Headings. Section headings used in this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument.

9.10 Recitals. The recitals set forth in this Agreement are incorporated into the terms of this Agreement by this reference.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

COMPANY:

Management Energy, Inc.

By: ______________________
Name: David Walters
Title: CEO

CONSULTANT:

Wilkes Lane Capital LLC

By: ______________________
Name: Dan Reck
Title: Manager

Exhibit A

Warrant

See attached.